Exhibit 10.19

SPECIFIC CREDIT AGREEMENT

This Agreement is entered into on the date indicated below among:

(a)	BANCO BAC SAN JOSÉ, S.A., legal identification number 3-101-12009, with its registered office in San José, Escazu, Centro Corporativo Plaza Roble in Terraza B, represented in this act by Mr. Francisco Echandi Gurdian, of legal age, married once, Financier, residing in San José, Curridabat, identification number 1-698-521, in his capacity as generalissimo attorney without limit of sum, a company registered and in force as evidenced in the Registry of Legal Entities of the National Registry, under the mentioned legal identification number, (hereinafter the “Creditor”);

(b)	TRES- CIENTO DOS-SETECIENTOS OCHENTA Y CUATRO MIL CUATROCIENTOS TREINTA Y TRES, S.R.L., a company organized and existing under the laws of the Republic of Costa Rica, legal identification number 3-102-784433, with its registered office in San José, San José district El Carmen, street 3, between first and third avenue, Manuel Enrique Vasquez Dent Building, Second floor, office 5, represented in this act by Mr. (i) Rocio Rojas Cruz, of legal age, married once, lawyer, residing in Guayabos de Curridabat, identification number 1-615-003; (ii) Maricel Rojas Cruz, of legal age, married twice, executive, residing in Los Yoses de San José, identification number 1-482-231; (iii) Michael Patrick Fangman JR, of legal age, married, real estate developer of logistics solutions, residing in Ciudad Hacienda Los Reyes, La Guacima, Alajuela, Costa Rican residence card number 18400169860; (iv) Aris Stamatiadis Zuniga, of legal age, married once, entrepreneur, residing in San José, Santa Ana, Centro Empresarial Forum Uno, Edificio C, Oficina Uno C Uno, identification number 1-1116-905, acting jointly in their capacity as Manager 07, Manager 06, Manager 01, and Manager 03 respectively, with powers of general attorneys without limit of sum, a company registered and in force as evidenced in the Registry of Legal Entities of the National Registry, and duly authorized by means of the Minutes of the Assembly, protocolized by Public Deed number 57-12 at 12:15 on June 29, 2021, on page 79 front of volume 12 of the Notarial Registry of the Public Notary Eduardo Jose Zuniga Brenes; (hereinafter referred to as the “Debtor”); and

(c)	LATAM LOGISTIC PAN HOLDCO VERBENA I, S. DE R.L., a company organized and existing under the laws of the Republic of Panama, registered at folio 155688648, with its registered office in the Republic of Panama, Corregimiento Ciudad de Panama, Distrito Panama, Provincia Panama, represented by Mr. Michael Patrick Fangman JR, in his capacity as President, with sufficient powers for this act;

(d)	HACIENDA LA VERBENA S.A., a company organized and existing under the laws of the Republic of Costa Rica, legal identification number 3-101-640165, with its registered office in San José, San José, Carmen, Calle Tres, Avenidas Primera y Tercera, Segundo Piso Edificio Manuel E Vasquez, represented in this act by Ms. (i) Rocio Rojas Cruz, in her capacity as Secretary, and (iii) Maricel Rojas Cruz, in her capacity as Treasurer, both with powers of general attorneys without limit of sum, a company registered and in force as evidenced in the Registry of Legal Entities of the National Registry, under the mentioned legal identification number, (hereinafter referred to jointly with the company Latam Logistic Pan Holdco Verbena I, S. de R.L., as the “Quotaholder”):

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Mutually recognizing the legal capacity necessary for the execution of this Agreement; WE DECLARE:

BACKGROUND:

Whereas, through a Letter of Commitment dated May 28, 2021 (hereinafter the “Letter of Commitment”), the Creditor and the Debtor agreed that, subject to the terms and conditions established therein and those stipulated herein, the Creditor would make available to the Debtor a non-revolving term commercial credit (hereinafter the “Credit”) in the amount of forty-five million five hundred thousand Dollars (US$45,500,000.00), legal currency of the United States of America (hereinafter “Dollars”).

Therefore, with the purpose of recording in a document the agreements of the Creditor and the Debtor that will govern the Credit until its effective cancellation, the parties have agreed to subscribe to this Specific Credit Agreement (hereinafter the “Agreement”), which will be governed by the Letter of Commitment and the following clauses and stipulations:

PRELIMINARY SECTION

DEFINED TERMS

Defined Terms. - For the purposes of this Agreement, and unless the context requires a different interpretation, the following terms when written in uppercase shall have the following meanings:

“Creditor”: means Banco BAC San José, S.A.

“Technical Advisor”: means a consultancy and/or expertise firm that will be designated at the discretion of the Creditor to advise on construction, appraisals, and inspections of the Project, and whose expenses are borne by the Debtor.

“Change of Control”: means any event resulting in the individuals who currently hold ultimate ownership of the

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“Change of Control”: means any event resulting in the individuals who currently hold ultimate ownership of the Debtor, both directly and indirectly, of more than fifty percent (50%) of the share capital of the Debtor: (1) reduce or cease to have the ownership or control they currently hold over the share capital of the Debtor; or (ii) cease to have the right to elect or appoint the majority of the members of the board of directors of the Debtor.

“Letter of Conditions”: means the document dated May 28, 2021, executed between the Debtor and the Creditor, establishing the terms and conditions of the Credit.

“Event of Default”: means any one or more of the cases or circumstances specified in section eight of this Agreement.

“Affiliated Companies”: means all legal entities in which the Debtor has a shareholding interest of at least fifty percent (50%).

“Related Companies”: means all legal entities that are part of the Debtor’s Business Operations, with or without its shareholding interest in each of them, but whose financial statements are not consolidated with those of the Debtor.

“Subsidiary Companies”: means a legal entity over which a person has direct or indirect control (whether through ownership of voting capital, under contract, or otherwise) or directly or indirectly owns more than 50% of its share capital.

“Agreement” or “Credit”: means this Agreement and its appendices, with all the conditions and stipulations contained therein, establishing the credit facility granted by the Creditor to the Debtor, up to the amount of forty-five million five hundred thousand Dollars (US$45,500,000.00).

“Fiduciary Agreement”: means the “Trust Agreement for Guarantee LATAM Center Logistics Park La Verbena - BAC-Credibanjo 1014-2021” and its amendments, executed on this same date, to which the Fiduciary Heritage was transferred.

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“Disbursement Account”: means the Debtor’s Dollar-denominated bank account with the Creditor, where the Creditor will credit all Disbursements from the Credit.

“Project Account”: means the bank account that the Debtor will open with the Creditor in which the Debtor will centralize all the income generated by the commercialization of the Project, such as, but not limited to, the price for premiums or the sale of subsidiary properties and the rent prices. The Creditor is authorized to automatically debit from the Project Account the amount necessary for servicing the Debt Service, as well as any other charges associated with the Credit that are not timely paid by the Debtor, such as, but not limited to, expenses for appraisals, inspections, insurance premiums, corporate taxes, and municipal and territorial taxes.

“Quotaholders”: collectively refers to Latam Logistic PAN Holdco Verbena I, S. de R.L., and Hacienda la Verbena, S.A., holders of 100% of the subscribed and paid-up capital stock of the Debtor, in the percentage indicated for each of them.

“Disbursement”: refers to the delivery of the borrowed Dollars to the Debtor by the Creditor in accordance with the provisions of section two of this Agreement, and which will be deposited in the Disbursement Account, through transfer, deposit, or any other means.

“Debtor”: refers to 3-102-784433, S.R.L.

“Business Day”: refers to a day (other than Saturday or Sunday or a holiday) on which commercial banks are authorized to be open to the public in the Republic of Costa Rica.

“Financing Documents”: collectively refers to: (1) this Agreement, (2) the Letter of Conditions, (3) the global promissory note evidencing the Disbursements made under the Credit, (4) the Fiduciary Agreement, (5) the Fund Contribution Agreement, (6) the Assignment Agreement of Economic Flows and Project Documents and Creation of Chattel Mortgage Security, and (7) Letter of Awareness.

“Dollar”, “Dollars”, and “$”: refers to the legal currency of the United States of America, and its symbol.

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“Material Adverse Effect”: with respect to the Debtor refers to the negative effect resulting from an act, of any kind or nature, including but not limited to, any adverse determination in litigation, arbitration, judicial, extrajudicial or administrative proceedings, or any investigation by any governmental or non-governmental authority, that imposes a negative and contrary burden, significantly altering the financial condition to meet its obligations under the Financing Documents, business operations, assets, or earnings of the Debtor, and in particular, the financial condition it has shown to the Creditor for the approval of the Credit or that negatively alters or compromises the Debtor’s ability to continue servicing the Debt Service normally, as agreed with the Creditor in this Agreement.

Creditor for the approval of the Credit or that negatively alters or compromises the Debtor’s ability to continue servicing the Debt Service normally, as agreed with the Creditor in this Agreement.

“Date of Fulfillment of Precedent Conditions”: means the date on which all precedent conditions for the satisfaction of the Creditor for the first or subsequent Disbursements of the Credit have been fulfilled, as stipulated in clauses 1.5, 1.6, and 1.7 of this Agreement.

“Fiduciary”: means Credibanjo, S.A., legal identification number 3-101-83380.

“Business Operations”: means the activity of development and operation of real estate projects by the Debtor.

“IFRS”: means International Financial Reporting Standards, which refers to the accounting standards applicable for recording transactions, classification of accounts, and issuance of financial statements.

“Parties”: means collectively the Creditor and the Debtor.

“Fiduciary Heritage”: means the heritage that is transferred in fiduciary ownership to the Fiduciary and that will respond for this Credit, which is formed by the property registered in the Real Estate Registry of the National Registry, San José Section, real folio number 702.944-000; and all subsidiary matrix properties that result from the submission of said property to the condominium property regime, as well as all those assets or rights that may be transferred in fiduciary ownership to the Fiduciary Agreement in the future.

“Project”: means the construction of the Latam Logistic La Verbena Park to be developed by the Debtor in San José, Alajuelita, in the Fiduciary Heritage.

“Debt Service”: means the sum of interest and/or principal that the Debtor must pay to the Creditor under this Credit.

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“Libor Rate”: means the London Inter-Bank Offered Rate and corresponds to the interbank interest rate for Dollar loans published in the Bloomberg electronic financial information system or any other reputable financial source as determined by the Creditor for 3 months or any official rate that may replace it.

Other Provisions on Defined Terms and Interpretation: The words “hereof,” “herein,” and “hereunder,” and words of similar connotation used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision herein. Headings in this Agreement are included for convenience only and shall be disregarded in its construction or interpretation. References to clauses, sections, and annexes are to clauses, sections, and annexes of this Agreement, unless otherwise specified. All annexes attached hereto or referred to herein are hereby incorporated and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any annex, but not otherwise defined therein, shall have the meaning as defined in this Agreement. It shall be deemed that any term in the singular in this Agreement includes the plural, and any term in the plural includes the singular. References to any law shall be deemed to refer to such law and its amendments from time to time and to the rules or regulations promulgated in accordance therewith.

SECTION ONE

GENERAL CONDITIONS OF THE CREDIT

Clause 1.1. - Amount - Subject to the terms and conditions of this Agreement, the Creditor has agreed to grant the Debtor, and the Debtor has accepted, a specific non-revolving Credit with partial Disbursements for the total sum of forty-five million five hundred thousand Dollars (US$45,500,000.00).

Clause 1.2. - Term - The term of the Credit is 120 months from the date of the first Disbursement of the Credit. The term includes a 30-month grace period for the payment of the principal (construction stage of the entire Project).

Clause 1.3. - Purpose - The purpose of this Credit is to assist the Debtor with the necessary financial resources to finance 91% of the direct costs of the Project. The financing structure of the Project is established in Annex No. 1. The Creditor will make the Disbursements of the Credit, provided that the Creditor’s Technical Advisor validates the progress of the Project up to the indicated amount.

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Clause 1.4. - Disbursements - The Disbursements of the Credit will be made by the Creditor at its discretion, upon the Debtor’s request, provided that all obligations of this Agreement and the Letter of Conditions have been fulfilled to the satisfaction of the Creditor, according to the nature and purpose of the Credit. The Debtor understands that the Disbursement of the Credit is conditioned on the availability of funds from the Creditor, understanding that the Creditor will not incur any liability of any nature for not disbursing the Credit due to the lack of availability of funds. In such a case, the Debtor shall have the right to request from the Creditor a partial release of the Fiduciary Heritage for having excess collateral, so that the Debtor can seek another source of financing with the released guarantee. The Debtor acknowledges and accepts that it has been informed by the Creditor that, in accordance with Article 135 of the Central Bank of Costa Rica’s Organic Law, the Creditor cannot exceed the credit limit granted to individuals and legal entities that are part of the groups linked to the financial entity and to groups of economic interest. Therefore, the Debtor acknowledges and accepts that its credit limit, and therefore the Disbursement of the Credit granted to it, may be restricted obligated to provide funds or credit facilities, acquire receivables rights, or guarantee the fulfillment of obligations to third parties) that the Creditor, as well as any company belonging to the BAC Credomatic Financial Group, maintains with individuals or legal entities that may be in its group of economic interest or in the linked group according to applicable regulations. Taking the above into account, the Parties agree that, for the Disbursement of the Credit to be made by the Creditor, this cannot lead to exceeding the credit limit granted to a group linked to it or to a group of economic interest. Therefore, the Creditor may temporarily or definitively suspend the Disbursement of the Credit without incurring any liability to the Debtor.

Clause 1.5. - Precedent Conditions for the First Disbursement: The Creditor will make the first Disbursement of the Credit based on the progress of the Project and in accordance with the periodic inspections carried out by the Creditor’s Technical Advisor, the cost of which will be borne by the Debtor. Therefore, prior to requesting the first Disbursement, the Debtor must have delivered to the Creditor, in form and content satisfactory to it, the following documents:

(a)	Disbursement request, indicating: the currency, the amount in words and numbers, the purpose of the Disbursement, and the date on which the Disbursement is required.

(b)	Adequate documentation evidencing that all permits required for the development of the Project under applicable law have been granted and are valid, which will be validated by the Creditor’s Technical Advisor.

(c)	Adequate documentation evidencing that the amount of the requested Disbursement is consistent with the progress of the Project, the works to be carried out, and the investment plan for the respective Disbursement, including direct and indirect works and associated expenses, all of which will be validated by the Creditor’s Technical Advisor. Based on the findings of the Creditor’s Technical Advisor, the Disbursements of the Credit may be adjusted.

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(d)	Copy of the main construction contract of the Project signed with a contractor acceptable to the Creditor, with demonstrated experience in works of similar size and complexity to the Project and that has provided guarantees of performance issued by a financial institution acceptable to the Creditor. This contract will be subject to review by the Creditor’s Technical Advisor, and adjustments that may condition the first Disbursement of the Credit could result from this review.

(e)	The construction plans of the Project with technical and architectural specifications, the construction schedule, and critical path of the construction in PDF format, and the final budget for the construction of the Project, so that the Creditor’s Technical Advisor validates at the expense of the Debtor the following: (1) the Project budget, (2) direct and indirect works, (3) unforeseen expenses, and deviations from the Project budget, and (4) the property where the Project will be developed.

(f)	Adequate documentation proving that the Debtor has made an equity contribution to the Project in the amount of twenty-three million five hundred thousand dollars (US$23,500,000.00), including the following in that sum: (1) land for twenty-one million dollars (US$21,100,000.00), (2) direct costs for eight hundred thousand dollars (US$800,000.00), and (3) indirect costs for one million six hundred thousand dollars (US$1,600,000.00); the Debtor must demonstrate the origin of this contribution and that it does not come from debt or financial liabilities. The financing structure of the Project is established in Annex No. 1.

(g)	Adequate documentation proving that the Project Account is active and in operation.

(h)	Adequate documentation proving that the Debtor has subscribed, paid, and maintains in force an all-risk insurance policy during the construction process of the Project, including coverage for fire and loss of profit as stipulated in clause 2.5.

(i)	Provide adequate evidence accrediting that the Quotaholders have subscribed to the “Contribution of Funds Contract,” by which they undertake to make additional capital contributions in the event of cost overruns or deviations from the final budget validated by the Creditor’s Technical Advisor and to meet the Debt Service when the Economic Flows generated by the Project are insufficient.

(j)	Submit a cash flow budget for the Project, demonstrating the Debtor’s probability of payment capacity under real historical assumptions, in printed form signed by the accountant and legal representative of the Debtor and in digital version with the respective formulas and assumptions in MS Excel.

(a) Adequate documentation proving that the Debtor has established and has properly perfected, in favor of the Creditor, all the guarantees stipulated in Section Three of this Agreement.

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Clause 1.6. - Precedent Conditions for Subsequent Disbursements: The Creditor will make subsequent Disbursements of the Credit based on the progress of the Project and in accordance with the periodic inspections carried out by the Creditor’s Technical Advisor, the cost of which will be borne by the Debtor. Therefore, prior to requesting subsequent Disbursements, the Debtor must have delivered to the Creditor, in form and content satisfactory to it, the following documents:

(a)	Disbursement request, indicating: the currency, the amount in words and numbers, the purpose of the Disbursement, and the date on which the Disbursement is required.

(b)	Adequate documentation proving that the requested Disbursement amount is consistent with the progress of the Project, the works to be carried out, and the investment plan for the respective Disbursement, including direct and indirect works and associated expenses, all of which will be validated by the Technical Advisor. Based on the findings of the Technical Advisor, adjustments to the Disbursements of the Credit may be made.

Clause 1.7. - Staggered Milestones for Leasing of the Project’s Rentable Area: The Creditor will make Disbursements of the Credit only if the Debtor has, to the satisfaction of the Creditor, achieved the following milestones for the leasing of the Project’s rentable area:

(a)	For the first Disbursement of the Credit and for subsequent Disbursements that together do not exceed the sum of sixteen million six hundred eighteen thousand dollars (US$16,618,000.00), the Debtor shall not be required to meet any leasing milestone for the Project’s rentable area from 0 m2 to 18,965 m2, having only made the contribution indicated in clause 1.5(f).

(b)	For subsequent Disbursements exceeding sixteen million six hundred eighteen thousand dollars (US$16,618,000.00) and up to Disbursements that together do not exceed the sum of twenty-two million three hundred thirteen thousand dollars (US$22,313,000.00), the Debtor must provide the Creditor with adequate documentation demonstrating that it has reached the milestone of leasing 65% of the cumulative rentable area of the Project, which is 34,513 m2.

(c)	For subsequent Disbursements exceeding twenty-two million three hundred thirteen thousand dollars (US$22,313,000.00) and up to Disbursements that together do not exceed the sum of twenty-six million two hundred twenty-six thousand dollars (US$26,226,000.00), the Debtor must provide the Creditor with adequate documentation demonstrating that it has reached the milestone of leasing 75% of the cumulative rentable area of the Project, which is 44,365 m2.

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(d)	For subsequent Disbursements exceeding twenty-six million two hundred twenty-six thousand dollars (US$26,226,000.00) and up to Disbursements that together do not exceed the sum of thirty-four million seven hundred sixty-three thousand dollars (US$34,763,000.00), the Debtor must provide the Creditor with adequate documentation demonstrating that it has reached the milestone of leasing 75% of the cumulative rentable area of the Project, which is 58,087 m2.

(e)	For subsequent Disbursements exceeding thirty-four million seven hundred sixty-three thousand dollars (US$34,763,000.00) and up to Disbursements that together do not exceed the sum of forty million four hundred sixteen thousand dollars (US$40,416,000.00), the Debtor must provide the Creditor with adequate documentation demonstrating that it has reached the milestone of leasing 85% of the cumulative rentable area of the Project, which is 73,714 m2.

(f)	For subsequent Disbursements exceeding forty million four hundred sixteen thousand dollars (US$40,416,000.00), and up to Disbursements that, in total, do not exceed the amount of forty-five million five hundred thousand dollars (US$45,500,000.00), the Debtor must demonstrate to the Creditor, through suitable documentation, that it has achieved the milestone of leasing 85% of the cumulative leasable area of the Project, which is 86,992 m2.

To demonstrate to the Creditor the fulfillment of each of the aforementioned milestones, the Debtor must provide the Creditor, prior to the respective Disbursement, with the respective letters of intent to lease signed by potential tenants or the respective lease agreements. Potential tenants and lessees must meet an acceptable profile for the Creditor. Additionally, Disbursements of the Credit for the construction of the infrastructure of the second stage of the Project are contingent upon the staggered commercialization of buildings 400, 500, and 600.

Clause 1.8. - Upfront Contributions from Quotaholders to Each Disbursement: For all Disbursements that the Debtor requests from the Creditor exceeding the amount of sixteen million six hundred eighteen thousand dollars (US$16,618,000.00), the Quotaholders of the Debtor undertake to make an upfront contribution prior to each respective Disbursement, in an amount equivalent to 9% of the direct cost of the budget validated by the Creditor’s Technical Advisor for each of the stages to be developed in the Project, in accordance with Annex No. 1.

Clause 1.9. - Processing of Disbursement Requests, Communications, and Deposit of the Disbursement.

(a)	Processing of Disbursement Request and Communications.

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1)	Once the Debtor has submitted the Disbursement request to the Creditor, the Creditor will have 48 hours from the delivery to verify that the Disbursement request and all requirements established in clauses 1.5, 1.6, 1.7, and 1.8, as applicable, are complete. If the Disbursement request or any of the requirements are incomplete, the Creditor will promptly notify the Debtor in writing to remedy it promptly.

2)	If the Disbursement request and all requirements are complete or from the date they are complete, the Creditor, within the next Business Day, will provide the Creditor’s Technical Advisor with the Disbursement request and all corresponding supporting documentation for the Advisor to conduct the respective inspection of the Project and provide its written report to the Creditor within 3 Business Days from the date the Creditor provided the Disbursement request and all corresponding supporting documentation.

3)	If the report from the Creditor’s Technical Advisor is unfavorable, or if the Creditor’s Technical Advisor requires additional information in the possession of the Debtor, the Creditor will immediately inform the Debtor in writing. The Debtor and the Creditor will promptly establish an action plan to correct the situation that led to the unfavorable report or to promptly provide the additional information to the Creditor’s Technical Advisor.

4)	If the report from the Creditor’s Technical Advisor is favorable, the date of delivery of that report to the Creditor corresponds to the Date of Fulfillment of the Precedent Conditions for the realization of a Credit Disbursement, and this will be communicated in writing to the Debtor.

(b)	Disbursement Deposit.

Once the Disbursement request is approved by the Creditor, the Creditor will make available to the Debtor no later than 1 Business Day and not later than 12:00 (San José, Costa Rica time) with value on that same date, the amount corresponding to the Disbursement through a deposit into the Disbursement Account.

Upon receipt of the Disbursement request, verification of compliance with the precedent conditions for Credit Disbursement by the Creditor, and confirmation of the Disbursement by the Creditor, it will be irrevocable for the Debtor and binding on the Creditor, unless the Debtor has incurred a Default or has not fulfilled any of the precedent conditions set forth in clauses 1.5, 1.6, 1.7, and 1.8, to the complete satisfaction of the Creditor.

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If, after the approval of the Disbursement request by the Creditor, the Debtor subsequently rejects the receipt of its amount, the Debtor will be obligated to indemnify the Creditor for the expenses reasonably incurred by the Creditor as a result of contracting funds in the market to finance said Disbursement, which must be duly justified, documented, and certified by one of the “Big Four” consulting and auditing firms of the Creditor’s choice, and whose reasonable fees will be covered by the Debtor.

Clause 1.10 - Payment Method: The Debtor will enjoy a grace period of 30 months from the date of the first Disbursement (the “Grace Period”), during which the Debtor will only be required to pay current monthly interest, calculated on the outstanding principal balance as of the date of the disbursement. The payment of the first interest installment will be due one month after the first Disbursement. After the Grace Period, i.e., from month 31 of the Credit term, the Debtor will pay the Creditor the Credit through level, monthly, variable, and consecutive installments comprising interest and principal, with a final payment for any other amount owed by the Debtor that is outstanding on the Credit term expiration date. The level installments will be recalculated with the same periodicity as the interest rate adjustment so that the agreed-upon term is maintained at all times.

Clause 1.11. - Extraordinary Credit Payment Events: The Debtor agrees to make extraordinary repayments to the Credit when the following events occur:

(a) When the interest coverage of the Credit exceeds 2.0 times (measured EBITDA / interest), the Debtor must make extraordinary repayments for the excess.

(b) In the event that the sale of the footprint where the commercial warehouse will be built (building 100) is perfected, at the discretion of the Creditor, the Debtor must allocate 100% of the sale price to either (1) the direct costs of the Project or (2) Credit amortization.

(c) In the event of the partial sale of any building in the Project, except for building 100, the Debtor shall make a responsibility payment to the Creditor equivalent to 70% of the sale price or the percentage necessary to maintain compliance with the following two conditions: (1) Debt Service coverage of 1.2 times and (2) a “Loan to Value” ratio of 70%.

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Clause 1.12. - Form and Place of Payment: The Debtor acknowledges and accepts that the repayment of this Credit must be made in the same currency in which it is disbursed. Consequently, and by virtue of what is established in section j) of article 49 of the Central Bank of Costa Rica’s Organic Law, the Credit payment must necessarily be made in the agreed-upon currency, a stipulation that is an essential part of this Contract. The Debtor undertakes to make all payments required under this Contract at the Creditor’s offices in San José, Costa Rica, or at any of its branches, in the agreed-upon currency. All payments must be made in cash, check, or transfer and on a Business Day, which, for the purposes of this Contract, is any day on which the Creditor’s offices are open to the public. The Debtor expressly waives, even in cases of force majeure, to invoke any action, defense, claim, or counterclaim to pay the Creditor a lesser amount or to suspend its payments or to pay in a currency other than the agreed-upon one. All payments made by the Debtor must be net, free, and without deduction of any tax, fee, right, charge, withholding, or contribution that exists or may be imposed on the Debtor. If the Debtor is or becomes obligated to deduct or withhold any amount for any reason, it will increase the payment so that the Creditor receives, at the maturity of the Credit term, the full amount to which it is entitled under this Contract. The allocation of payments is at the sole discretion of the Creditor, so it may be made in the manner it deems appropriate or decides, and at any time, even after the execution of the assets given as collateral.

Clause 1.13. - Current and Default Interest: The Debtor will pay the Creditor current interest on the Credit from the disbursement date, on principal balances at an annual interest rate composed of a variable factor beyond the will and interference of the Parties, which will be the 3-month Libor rate plus a fixed factor of 4.23 percentage points. This, as of this date, would equate to an annual interest rate of 4.376%. The Debtor acknowledges Libor as objectively determined and publicly known for the purposes of Article 497 of the Commercial Code of Costa Rica. Libor is subject to periodic changes, and each change in this interest rate will simultaneously cause an effective change in the amount of interest the Debtor must pay to the Creditor. If the Debtor fails to pay any amount due to the Creditor under this Contract, the Debtor must then pay the Creditor default interest equivalent to the prevailing current interest rate in the month the default occurs, plus 2 percentage points. Default interest will continue to accrue and adjust in the same manner, method, and procedure established for current interest until the Creditor receives full payment of the overdue amount.

Clause 1.14. - Interest Calculation Mechanism and Formula: The current interest rate will be reviewable and adjustable quarterly throughout the Credit term. The interest calculation basis is 365/360.

Clause 1.15. - Commissions and Charges: The Debtor will pay the Creditor the following commissions and charges:

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(d) Administrative Collection Fee: The Debtor will pay the Creditor a fee for administrative collection related to the Debtor’s delay in timely Credit payment. This fee shall not exceed, under any circumstances, an amount equivalent to 5% of the principal installment of the Credit that is in arrears, never exceeding the amount of twelve dollars $12. This fee applies from the 5th day of delay and may not be applied more than once per month.

(e) Management Fee: In case the Debtor fails to submit financial, legal, and additional documentation required under this Contract, the Creditor will charge the Debtor a fee of twenty-five dollars ($25.00) for the efforts made by the Creditor to obtain such documents from the Debtor. This charge will be made once a month, in months where the Creditor needs to request the missing information. This fee will not be charged while the Debtor is up to date with the supply of relevant documentation.

(f) Prepayment Commission: The Debtor may prepay the Credit in full or in part at any time. However, if the Debtor makes a total or partial prepayment of the Credit during the first 60 months from the first disbursement of the Credit, the Debtor must pay the Creditor a commission of 1.00% calculated on the prepaid amount. This applies when the payment comes from financing provided by another financial institution or third parties and does not apply when the prepayment is made with the Debtor’s own funds. Any prepayment must be made on an interest payment date, along with the interest accrued up to the date of such payment.

Clause 1.16. - Debit Automation: The Debtor expressly and irrevocably authorizes the Creditor to debit from any deposits or investments of any kind held or to be held by the Debtor with the BAC - Credomatic Financial Group of Costa Rica, the payment of the Credit, any commission, appraisal, tax species, collateral review expense, returned check, or other present or future expense directly related to the Credit. It is expressly understood and accepted by the Debtor that, in accordance with Article 806 of the Civil Code, the Creditor has the right of set-off regarding any amount in favor of the Debtor in the BAC - Credomatic Financial Group of Costa Rica to pay any overdue balance of the Credit.

Clause 1.17. - No Compensation: All payments to be made by the Debtor under this Contract or any other Financing Document will be calculated and made without considering, and without including any deduction for compensation in favor of the Debtor.

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SECOND SECTION

CREDIT GUARANTEES AND INSURANCE

Clause 2.1. - Constitution of Guarantees: To guarantee the fulfillment of all obligations, statements, and guarantees established in this Contract, the Debtor, or a third party on behalf of the Debtor, grants in favor of the Creditor the guarantees detailed below. It is expressly understood and accepted by the Debtor that, in the event of Credit default, the Creditor will first execute any real guarantee granted in its favor. However, if necessary, simultaneously or successively, the Creditor may execute any executory title issued in its favor, in the event that the real guarantee suffers any impairment or, after its auction, it is necessary to pursue any uncovered balance of the Credit.

Clause 2.2. - Guarantee Fiduciary Agreement: The Debtor pledges as collateral for the Credit in favor of the Creditor, the Fiduciary Heritage of the Fiduciary Agreement. In the event of default of any of the Financing Documents, the Creditor may request the Fiduciary to carry out the extrajudicial execution of the Fiduciary Heritage, under the terms and conditions established in the aforementioned Fiduciary Agreement. It is expressly understood and accepted by the Parties that any partial or total sale of the leasable area of the Project will require the Debtor to pay responsibility fees amounting to 70% of the sale price in the respective public deed.

Clause 2.3. - Assignment in Guarantee of Economic Flows and Project Documents and Chattel Guarantee Agreement: The Debtor will assign in guarantee to the Creditor: (1) all rights to all contracts and main and accessory documents of the Project, such as, but not limited to, construction contracts and their performance guarantees, construction plans and architectural designs, as well as all rights associated with documents necessary to carry out the construction of the Project. The Debtor will make this guarantee assignment free of any liens, annotations, seizures, and rights constituted in favor of a third party, such as, but not limited to, intellectual property rights. Similarly, the Debtor will assign as collateral in favor of the Creditor all performance guarantees issued in its favor by the general contractor of the main construction contract of the Project. In the event of a Default in accordance with the provisions of this Contract, the Debtor’s right to use and derive any right or benefit from the assigned contracts and documents will immediately cease, and the Creditor will become the sole and rightful owner of the same. (2) 100% of the economic rights arising from the rentals (hereinafter the “Economic Flows”) that the Project may produce, which shall be deposited into the Project Account. For this purpose, a separate document will establish the chattel guarantee over the Economic Flows, for its publicity in the corresponding registry, which will form part of the guarantee for this Credit. In the event of a Default in accordance with the provisions of this Contract, the Debtor’s right to derive any right or benefit from the Economic Flows assigned as collateral will immediately cease, and the Creditor will proceed to notify the Debtor’s counterparts of the collateral assignment, with the purpose of the Creditor directly receiving the Economic Flows to be applied to the payment of the Credit. Until a Default occurs, the administration of the Economic Flows will be the exclusive responsibility of the Debtor, who may dispose of them at their convenience.

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Clause 2.4. - Insurance Policies: The Debtor undertakes to subscribe, pay, and keep up-to-date all-risk insurance policies during the construction process of the Project, including coverage for fire and loss of profits. The insurance policies, their coverage, and their amount must be previously accepted by the Creditor, which cannot reject them without reasonable grounds. The Debtor expressly undertakes to subscribe, pay, and keep up-to-date insurance policies, as applicable: (a) If they are already built constructions with the following coverages: (1) basic coverage, (2) earthquake and seismic, (3) hurricane winds, flood, and landslide, and (b) if they are constructions in the process of construction with the following coverages: (1) basic coverage, (2) earthquake and seismic, (3) hurricane winds, flood, and landslide, (4) strike, riot, and civil commotion, (5) liability, and (6) design risks. The Creditor reserves the right to request the Debtor to update the value of the insurance policies, as well as to expand their coverage at any time according to circumstances, which must be reasonable and technically justified. Likewise, the Debtor expressly authorizes the Creditor to conduct annual studies and reviews to establish the real value of the granted guarantee and any aspect that may influence its risk, the cost of which will be borne by the Debtor. The conditions of the insurance policies, their coverage, issuer, and other characteristics thereof must be previously accepted in writing by the Creditor. In all subscribed insurance policies, the Creditor must be designated as the first onerous beneficiary or creditor of the Debtor; this designation must be maintained permanently throughout the term of the Credit Line and its Disbursements, as well as during its renewals or successive extensions, so that, in the event of a loss, the Creditor is compensated for portion from the insurance entity, the respective indemnification. On each renewal date, the Debtor will send the Creditor a copy of the insurance policies, proof of premium payment, and any other relevant documentation.

The Debtor undertakes not to negotiate or consent to, without prior written authorization from the Creditor, any modification in the insurance policies, including beneficiary designations or revocations, changes in coverage (unless to enhance it), portfolio transfers between insurers, or mergers or acquisitions, among others.

The Debtor must provide evidence of the corresponding payments of the outstanding premium and the renewal of the insurance policies. It is expressly established that the failure to comply with the above will grant the Creditor a discretionary right, without further liability, to pay on behalf of the Debtor the premiums of any insurance policies. In this case, the disbursements made by the Creditor in the payment of insurance premiums will be reimbursed by the Debtor immediately, recognizing an annual interest equivalent to the current interest rate for the Credit Line at the time the Creditor makes the payment. The application of the amounts paid by the insurance policies to the reduction or satisfaction of any unpaid amount of the Credit Line, or to the restoration of all or any part of the granted guarantee, will be without prejudice to any other right or remedy that the Creditor may have. As it is a right and not an obligation, the payment or omission thereof by the Creditor will not generate any liability for the Creditor, who will not be responsible in any way for the payment and renewal of the insurance policies or for the updating of the value of the guarantee granted by the Debtor.

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The Debtor must comply with all obligations stipulated in the insurance policies, and in the event of a loss or any situation affecting the granted guarantee, must immediately notify the insurance company in writing, as well as notify the Creditor in writing within 3 business days following the event or loss. The Debtor shall not make any arrangements, agreements, or payments related to the consequences of damage to the granted guarantee without the prior written authorization of the Creditor. Such authorization cannot be denied by the Creditor without reasonable grounds. With the assistance of the Creditor and the trustee, the Debtor is responsible for making the claim and all related arrangements with the insurance company. If the Debtor fails to comply with the stipulated procedures or violates its obligations under the insurance policies, causing the reduction or elimination of the insurance indemnification, the Debtor will assume all pecuniary responsibility that may arise from such conduct. If the funds paid by the insurer under the insurance policies are to be used for the partial reconstruction of the buildings erected on the granted guarantee or for indemnities to third parties, such sums will be handed over to the Debtor to proceed with the partial reconstruction of the building and/or the appropriate payments. In the case that these funds paid by the insurer result from compensation for total loss, then the funds paid by the insurer will be handed over to the Creditor to be credited toward the payment of the Credit Line, except for those amounts intended for the payment of indemnities to third parties.

Finally, for the purposes of Article 21 of the Insurance Contract Regulatory Law, the Debtor expressly and irrevocably authorizes and empowers the companies that make up the BAC Credomatic Financial Group, and particularly the Creditor, to, with respect to any insurance policy(ies) in which the Debtor has designated the Creditor as a beneficiary, request from the insurance company or respective insurance broker, in writing, by email, or via telephone, information about the specific conditions of the said policy(ies), including, but not limited to, the term, coverage, sum insured, insured interests, premiums paid, and beneficiaries. This action releases the insurance company or insurance broker from all responsibility for the delivery of information, disclosure, and dissemination of confidential information related to the insurance policy(ies).

Clause 2.5. - Return of Guarantees: It is expressly understood and accepted by the Debtor that, once the Credit granted by the Creditor is fully paid off, the Debtor may request from the Creditor, within 15 business days following the credit cancellation date, the return of the guarantees that it has constituted in favor of the Creditor. If the Debtor does not request the return of the guarantees from the Creditor within the non-extendable period of 3 months, counted from the credit cancellation date, the Creditor is expressly authorized and empowered by the Debtor to proceed with the destruction of all guarantees that the Debtor has constituted in its favor, without any liability for the Creditor. It is expressly understood and accepted that the Creditor will not destroy those guarantees that, even after the total cancellation of the Credit by the Debtor, in its judgment, have economic value, so that such guarantees can be reusable by the Debtor. Therefore, the Creditor will attempt (without implying an obligation on its part) to contact the Debtor for the removal of such guarantees.

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SECTION THREE

DECLARATIONS AND WARRANTIES

Clause 3.1. - Debtor’s Declarations and Warranties: To obtain the consent of the Creditor on the terms of this Agreement, the Debtor hereby declares and warrants to the Creditor that:

(a)	It is a company duly incorporated and validly existing under the laws of the Republic of Costa Rica and has legal capacity to enter into, execute its rights, and comply with its obligations under this Agreement, and that the execution and delivery of this Agreement have been duly authorized by all required corporate actions.

(b)	The obligations assumed under this Agreement and the Financing Documents are legal, valid, and binding on the Debtor and are enforceable against it in accordance with their respective terms.

(c)	Neither the execution or development of this Agreement, nor the execution or fulfillment of its obligations under this Agreement, nor the effectiveness or fulfillment of any transaction contemplated by this Agreement: (1) breaches any term, condition, or stipulation, or violates its current constitutional charter or any order, license, or binding consent or its assets; or (2) requires any corporate consent or approval that has not been obtained.

(d)	There is no, and to its knowledge, no litigation, arbitration, or claim that could significantly and adversely affect its ability to fulfill or perform its obligations under this Agreement.

(e)	No Default, nor any event that may become a Default under Section Eight, has occurred or is occurring, nor does it have any significant, current, or contingent obligation that has not been disclosed to the Creditor. The information provided in connection with this Agreement for the obtainment of the Credit does not contain any incorrect statement or warranty. All expressions of expectations and opinions contained herein were made accurately under reasonable premises and after careful investigation.

(f)	It has filed all tax returns with the respective tax authorities and is not in default in the payment of any tax, and no claim has been filed regarding taxes that have not been disclosed to the Creditor to date.

(g)	It is not in violation of any law or regulation, or any commitment, mortgage, trust, license, or any other instrument or obligation to which it or its assets are bound. It has clear and negotiable title to all assets reflected in its financial statements, free of any lien except those recorded as of this date in the Public Registry or in its books, as shown to the Creditor, and has full capacity to own its assets and conduct its business.

(h)	No action has been taken, nor has any act occurred for its liquidation, dissolution, bankruptcy, or administration by judicial intervention.

(i)	As of this date, it has been granted and enjoys all permits and licenses related to its commercial activities.

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(j)	That, from the date of the Letter of Conditions until the date of the signing of this Agreement, no Significant Adverse Effect has occurred in its financial and commercial condition or in any of the conditions that were disclosed and subject to the consideration and study of the Creditor for the granting of the Credit. It assures the Creditor that there is no, and it is not aware of any, change that has a significantly adverse effect on the normal course of its business, its financial condition, or any other that relates to its current business conditions, conduct of its activities or business, ownership, or proposed projections, or any political, economic, or financial condition of the Republic of Costa Rica that affects its ability to fulfill or perform its obligations under this Agreement, nor has any Default, nor any event that may become a Default, occurred before the signing of this Agreement or is occurring as of the date of its signing.

(k)	That it has correctly and accurately disclosed all relationships with individuals comprising its economic interest group and undertakes to immediately inform the Creditor of changes in the composition of its economic interest group that affect or may adversely affect the economic situation of those who comprise it.

(l)	Acknowledges that the Creditor has approved the Credit assuming that the financial information presented is true, correct, and reflects the true financial and equity situation it holds, undertaking to inform the Creditor in writing as soon as they occur, about any adverse changes in its financial situation, even if the Creditor has not requested updated financial statements.

(m)	For the purposes of its Commercial Activity in the Republic of Costa Rica, it is subject to applicable laws and does not illegally employ minors, have individuals engaged in forced labor, or contravene the law, morality, or good customs. Likewise, it has adequate and reasonable procedures, policies, and controls to prevent practices as indicated from materializing.

(n)	Commits and obliges itself to give the Creditor equal and no less favorable treatment than that given to any of its creditors, applying the “pari passu” principle, ensuring that under no circumstances will the payment of one debt be privileged over another creditor to the detriment of the Credit.

(o)	The debtor’s failure in the aforementioned obligations and commitments will constitute a cause for early maturity of the Credit, without prejudice to other responsibilities and civil or criminal actions that the Creditor may claim or file against the Debtor if the Debtor has misled or deceived the Creditor by providing incorrect or misrepresented information or by hiding and/or not expressly warning about the true financial and equity situation held by the Debtor or the individuals forming part of its economic interest group.

Clause 3.2. - Duration over time - The statements and warranties established in this section will be deemed valid, firm, valid, and repeated on any subsequent date to the signing of this Agreement, until the Credit and other repayable amounts remain due.

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SECTION FOUR

SUBSTANTIAL CHANGES

Clause 4.1. - Cost Increase - The Debtor agrees and accepts that if there are changes in the legal provisions regulating banking activity in the future, resulting in an increase in the cost for the Creditor to maintain this Credit, then the Creditor may increase its margin on the Credit interest rate as necessary to cover the increase and is technically justified by the Creditor.

Clause 4.2. - Inspections - The Debtor agrees and accepts that the Creditor must provide additional guarantees to the satisfaction of the Creditor if, after conducting inspections required by applicable law, the Creditor determines that the collateral has deteriorated, and it does not reach the percentage of coverage originally approved for the Credit. The cost of such inspections will be borne by the Debtor.

Clause 4.3. - Possible Illegality of the Credit - If, during the term of the Agreement, it is declared illegal, by a final resolution of the competent judicial or administrative authority, for the Creditor to maintain the Credit or receive any sum that the Debtor should pay according to this Agreement, the Creditor will notify the Debtor, who must prepay the Credit in full within the following 180 calendar days from the Creditor’s notification, without commission, penalty, charge, or fine for such prepayment, but along with the accrued and due interest as of the prepayment date of the Credit and any other sum due to the Creditor by the Debtor in accordance with this Agreement, except for those payments declared illegal by the corresponding judicial or administrative authority.

Clause 4.4. - Changes in Shareholding - The Debtor agrees and accepts that the Credit was granted by the Creditor, considering, and analyzing the financial and legal solvency of the ultimate beneficial owners of the Debtor. While the Debtor retains its status as a private company, in the event of a change in the Quotaholder composition of the Debtor, the Creditor is authorized to request information related to the new Quotaholders of the Debtor in accordance with the laws and applicable prudential regulations. The Creditor may declare the Credit due in advance when the information provided by the Debtor is incomplete, inaccurate, or shows that the new Quotaholder of the Debtor does not comply with the financial and legal solvency parameters established by the Creditor or the applicable regulations. It is expressly understood and accepted by the parties that this stipulation does not apply when there are modifications to the capital structure of the Debtor among the ultimate beneficial owners of the Debtor. Finally, if the Debtor becomes a publicly traded company listed on an organized securities market, it must evidence through appropriate documentation such circumstance to the Creditor, which will assess such situation for the purposes of complying with this clause and ensuring that the company maintains its financial solvency, which was the basis for granting the Credit.

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Clause 4.5. - Credit Review - The Creditor may carry out a periodic review of the Debtor based on its financial situation or any other element that, at the sole discretion of the Creditor, is deemed relevant for such purposes. The Creditor reserves the right to suspend any pending disbursement of the Credit if the financial information is not up to date or if the Debtor’s financial situation has deteriorated since the last review. The Creditor reserves the right to declare the present Credit due in advance when the corresponding legal or prudential regulations justify it.

Clause 4.6. - Determination of the Current Interest Rate in Case of Illegality or Indeterminacy. It is expressly understood and accepted by the Creditor and the Debtor that the calculation formula for the current interest rate applicable to the Credit will be immediately replaced for the purposes of this Agreement if: (i) the administrator (“Administrator”) of the Libor Rate or the reference interest rate replacing it as provided in this Agreement (in both cases, the “Reference Rate”) ceases to provide the rate to the general public, or (ii) if the Administrator of the applicable Reference Rate, its regulator, or any authority with jurisdiction over the Administrator or the Creditor makes a public announcement establishing that the Reference Rate is no longer reliable or representative (in both cases, a “Replacement Event”). If a Replacement Event occurs, the Creditor will immediately apply to the outstanding principal balance of the Credit at that time a new reference current interest rate, national or international, at its sole discretion, but always under the understanding that: (i) in the event of a Replacement Event of the Libor Rate, the Parties agree from now on to use as the new reference current interest rate for this Agreement, the rate called Secured Overnight Financing Rate (“SOFR”) in its compounded in advance form, published on the website of the Federal Reserve Bank of New York (or whoever eventually replaces it as Administrator of said rate); (ii) If the SOFR rate is not available at the time of the Replacement Event of the Libor Rate or if a Replacement Event of the SOFR rate occurs later, the Creditor will immediately select, at its sole discretion, a new national or international reference rate, but always: (a) respecting that the new reference rate is objective and publicly known, (b) trying to consider the reference rates that may be used and/or recommended in international markets, and (c) acting in good faith to reasonably ensure that the new reference current interest rate (the “Substitute Rate”) selected does not have a significant impact on the Credit. Once the Substitute Rate is selected, the new current interest rate will be calculated by the Creditor by adding to that Substitute Rate the percentage points necessary (the “New Margin”) for the current interest rate that the Debtor must pay to the Creditor at the time of substitution to be equivalent to the last current interest rate applicable to the Credit on the immediately preceding payment date before the Replacement Event. The New Margin will be fixed at the time of the replacement and will continue to be used to calculate the current interest rate applicable to the Credit on each subsequent current interest rate review date. The New Margin will only be modified if a new Replacement Event occurs in the future that justifies the repetition of the procedure outlined here or if there is an express and written renegotiation between the Parties of the terms of this Agreement. Despite all of the above, the Parties expressly agree and understand that, in the event that legislation or regulations are enacted in Costa Rica that expressly apply to the Creditor or situations of disappearance or disuse of the Libor Rate (or the Substitute Rate), the Creditor shall have the optional and discretionary right to render ineffective, at any time, , the methodology described above to comply with what is established by said regulation. Any situation of change in the Reference Rate must be notified in a timely manner by the Creditor, who will also notify the Debtor about the New Margin, the new formula for calculating the current interest rate, and any other information required by law or competent authority. This notification will be made through written communication in the statement or in the email registered by the Debtor in the Creditor’s database. The Debtor will have a period of fifteen (15) business days, counted from the receipt of the notification, to communicate in writing to the Creditor their rejection of the Substitute Rate established by the Creditor, and in case they do not express it in writing to the Creditor within said period, it will be understood for the purposes of the Credit that the Substitute Rate has been accepted by the Debtor and will come into effect from the notification of the determination of the Substitute Rate to the Debtor. In the event that the Debtor does not accept the Substitute Rate established by the Creditor, the Debtor must fully prepay the Credit within the next 90 calendar days from the date of their notice of non-acceptance of the Substitute Rate, without any prepayment penalty or commission. The fact that the Debtor does not accept the Substitute Rate and also does not prepay the Credit within the aforementioned 90-day period will be considered as a Default of the Credit, empowering the Creditor to declare the Credit due and payable in advance and proceed with the judicial or extrajudicial collection of the same, as appropriate.

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4.7. - Debtor Reclassification. The Debtor accepts and acknowledges that, if during the term of the Credit and for reasons that are exclusively attributable to the Debtor, the Debtor’s category is reclassified to a higher-risk category than initially assigned, the Creditor may increase the current interest rate of the Credit by an amount equivalent to the required amount to cover the increase in reserve that the Creditor must make due to the Debtor’s reclassification.

SECTION FIVE

AFFIRMATIVE OBLIGATIONS

Clause 5.1. - Affirmative Obligations. The Debtor undertakes and agrees with the Creditor that, from this date until the full payment of the principal and interest amounts of the Credit, and in general of any other sum due to the Creditor under this Agreement, the Debtor shall:

(a) Inform during the term of the Credit or for the request of new Disbursements if: (1) a Significant Adverse Effect has occurred in its financial condition, regardless of whether the Creditor requests updated financial statements, (2) if there has been a material change in the Debtor’s operations that could negatively impact its ability to timely meet the payment of the Credit.

(b) Immediately notify the Creditor of any modification or revocation of the powers and/or authorizations granted to the persons designated to issue Disbursement instructions to the Creditor on behalf of the Debtor; releasing the Creditor from any liability, damage, or harm that the non-compliance with this clause may cause to the Debtor.

(b) Immediately notify the Creditor of any modification or revocation of the powers and/or authorizations granted to the individuals designated to issue Disbursement instructions to the Creditor on behalf and on behalf of the Debtor; releasing the Creditor from any liability, damage, or harm that the non-compliance with this clause may cause to the Debtor.

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(c) Comply with the social security, labor, and environmental legislation applicable to its Commercial Business. For these purposes, the Debtor undertakes to provide the Creditor, at least once a year or when requested by the Creditor, with the necessary information to conduct the corresponding evaluation on these matters. In the event that the information required for these purposes is not provided, is inaccurate, false, or incomplete, the Creditor may notify the Debtor of the information requirement, granting a period of 15 business days for compliance. In case the required information is not provided, the Creditor may suspend any Disbursement of the pending Credit to the Debtor.

(d) Provide timely financial statements required by the Creditor. If the information required for these purposes is not provided, the Creditor may suspend, until the non-compliance is resolved, any Disbursement of the Credit.

(e) Allocate the Disbursement of the Credit solely to the investment plan established in clause 1.3 of this Agreement.

(f) Maintain active bank accounts with the Creditor and authorize automatic debit for the payment of the Credit or any other associated expenses.

(g) Utilize the services of an auditing firm with at least 10 years of experience, and in line with the Debtor’s profile.

(h) Preserve and maintain its legal existence and full capacity to operate in Costa Rica, conducting its business substantially as described to the Creditor upon the signing of this Agreement, maintaining all licenses and permits necessary for the existence or operation of its business and complying with each and every term, condition, and requirement of such licenses and permits.

(i) Maintain all its assets in the same state of preservation and operation, and from time to time, make or cause to be made all repairs, renewals, replacements, innovations, and improvements required to preserve and maintain their value, with the exception of normal deterioration over time, so that the businesses conducted in connection with these assets are carried out appropriately at all times.

(j) Provide written notice to the Creditor immediately after becoming aware of: (1) any litigation, judicial, administrative, or arbitration proceeding that may constitute a Material Adverse Effect; (2) any Material Adverse Effect that arises or may arise as a result of any existing litigation, judicial, administrative, or arbitration proceeding; (3) all claims for amounts equal to or greater than one hundred thousand Dollars ($100,000.00), or its equivalent in Costa Rican colones, that are notified.

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(k) Notify the Creditor in writing of any Default or circumstance that, over time, may become a Default under any of the Financing Documents.

(l) Timely file all income tax and other tax returns, and pay all municipal taxes and any other fees, charges, taxes, levies, corresponding to its assets, as well as all insurance policies on the collateral granted.

(m) Provide additional guarantees to the satisfaction of the Creditor, in case the Creditor, after conducting inspections required by applicable law, determines that the collateral has deteriorated and does not reach the coverage percentage originally approved. The cost of the appraisals will be borne by the Debtor.

(n) Maintain at all times in Costa Rica complete registration and accounting books and an accounting system in accordance with IFRS, protect such books and accounts against loss or damage, and allow the Creditor, its agents, or representatives to review them and its financial condition with its representatives.

(o) If the supply of audited financial statements (if so required by the Creditor) is delayed due to factors attributable to the Debtor’s auditing firm, provide the Creditor with a letter from its auditors informing the status of the audit process and the estimated time to deliver the report. This letter must be delivered within 15 business days after the expiration of the deadline set for the delivery of the audited statements.

(p) Keep the Project Account active and maintain authorized automatic debit for the payment of the Credit. Likewise, the Debtor must maintain bank accounts with the Creditor for handling customer transfers and must remain affiliated with the Creditor’s electronic payment system for suppliers.

(q) Cause the Quotaholders, their Affiliated Companies, Related Companies, and Subsidiary Companies to agree to subordinate only the payment of credits granted directly to the Debtor, withdrawals or returns of capital contributions, payments of incentives, and dividends of direct participations in the Debtor, to the Debtor’s prior compliance with the priority cancellation of the Credit Service, which must be evidenced to the Creditor no later than within 3 months.

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(r) Promptly cover any funds shortfall required during the construction phase of the Project as soon as a deviation or cost overrun from the budget occurs, regardless of whether they are due to endogenous or exogenous factors or events to the Project.

(s) Provide suitable evidence accrediting that its Quotaholders subscribed to the “Contribution of Funds Agreement,” committing to make additional capital contributions in the event of cost overruns or deviations from the final budget validated by the Creditor’s Technical Advisor.

(t) Subordinate expenses and fees to Affiliated Companies, Related Companies, and Subsidiary Companies for the purpose of promptly meeting the Debt Service.

(u) Make contributions to cover indirect expenses during the Project’s development process in accordance with the cash flow presented by the Debtor for Credit analysis, ensuring that the Project will be executed without interruptions.

(v) Present suitable documentation evidencing the structure and mechanism to be used to carry out the entire process of subjecting the Fiduciary Estate to the condominium property regime, including its respective schedule, areas, and various milestones, along with the estimated date of achievement for each of these.

(w) Allow, coordinate, and collaborate with the Creditor’s Technical Advisor in conducting a closing appraisal once the Project is completed and the Fiduciary Estate has been subjected to the condominium property regime. The cost of such an appraisal will be borne by the Debtor.

(x) Provide a quarterly occupancy report for the Project, which must include at least: the tenant’s name, leased area, rental price, and lease term, attaching a copy of the respective lease agreements or letters of intent.

(y) Maintain the original plan of design, features, use, typification, and execution schedule of the Project, preserving the specifications presented to the Creditor and based on which the Credit was approved. Any changes in this regard, including any delay in the Project’s execution schedule exceeding 6 months, must be submitted for the Creditor’s knowledge and written approval. If, in the Creditor’s judgment, the changes proposed by the Debtor are material and could affect the Project’s income flow, the Creditor may suspend Credit Disbursements without liability on its part, providing the Debtor with a notice of 5 Business Days in advance. In that case, the Debtor must present a new cash flow to the Creditor in line with the new Project reality, and the Creditor will proceed with a new process of review, analysis, and approval.

(z) In the event that the Creditor has made observations or recommendations to the Debtor regarding the Project’s construction contracts, submit to the Creditor the request for amendments to the Project’s construction contracts for the Creditor’s review before making them.

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SECTION SIX

FINANCIAL OBLIGATIONS

Clause 6.1. - Financial Obligations - The Debtor undertakes to fulfill each and every one of the financial obligations detailed below throughout the Credit term until all monetary obligations derived from this have been fully settled.

(a) Maintain a maximum leverage level (total liability / equity) of 2 times equity, subject to review according to the frequency of quarterly financial statements, which will be analyzed individually starting from the year 2022.

(b) Once the Credit Grace Period has elapsed, maintain a minimum debt service coverage (EBITDA / current portion of long-term debt + interest) equal to or greater than 1.2 times, subject to review according to the frequency of quarterly financial statements, which will be analyzed individually starting from the year 2022.

(c) Submit the following financial statements:

	Financial Statement Type					Months of cutoff of Financial	Días Hábiles de entrega después del
Company	Internal	Audited	Individual	Consolidate	Periodicity	Statements	corte
Debtor	✔		✔		Quarterly	March, June, September, and December	30
Debtor		✔	✔		Yearly	December	90
Latam Logistics Prop. & Subs.	✔			✔	Quarterly	March, June, September, and December	30
Latam Logistics Prop. & Subs.		✔		✔	Yearly	December	90

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SECTION SEVEN

NEGATIVE COVENANTS

Clause 7.1.- Negative Covenants of the Debtor - The Debtor expressly undertakes to comply with each and every one of the negative covenants, or prohibitions, detailed below throughout the Credit term until all monetary obligations derived from this have been fully settled, without the prior written consent of the Creditor, which will only be denied under criteria of absolute reasonableness within a period of 15 natural days counted from the date of receipt of the Debtor’s request. In light of the above, the Debtor shall refrain from:

(a) Merging, consolidating, splitting, combining, or undertaking a corporate restructuring, liquidating, dissolving, amending its bylaws that could affect this Agreement, such as: decreasing its share capital, reducing its corporate term, modifying its corporate purpose.

(b) Modifying the Commercial Activity or its line of business, as described to the Creditor when applying for the Credit.

(c) Providing guarantees, bonds, or endorsements or becoming obligated under any condition (guarantor, endorser, guarantor, debtor, co-debtor, liable or any other) in other credit operations with other creditors that compromise its assets. This limitation includes any amount for the improvement subsidy from the landlord or “tenant improvement allowance,” any liability for the development of the second office building and the parking building of the Project.

(d) Effecting a Change of Control.

(e) Making withdrawals or diversions of resources to its parent company or its Affiliated Companies, Related Companies, and Subsidiary Companies, except when the Debtor is in compliance with the financial reasons stipulated in clause 6.1. subparagraphs (a) and (b). Such withdrawals or diversions of resources include but are not limited to dividends, granting of loans, granting of commercial credit on preferential terms or in excess of historical needs, donations, payment of fees, payment of transfer prices in excess of historical practice, or any other mechanism involving a transfer of resources from the Debtor to any of the indicated entities. For the calculation of adjusted equity, the Creditor will decrease the items that, in its opinion, are justified to eliminate the effect of resources channeled to related parties of the Debtor, as well as others that are affecting - in the Creditor’s judgment - the correct calculation of leverage (among others, but not limited to these, there would be loans to related parties, commercial receivables in excess of historical practice, new revaluations that offset the leverage effect of dividend distributions, etc.).

(f) Make any amendment to the main construction contract of the Project.

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SECTION EIGHT

EVENTS OF DEFAULT

Clause 8.1. - Events of Default and Early Maturity - Any of the events indicated below will constitute an Event of Default and a cause for the early maturity of the Debtor’s obligations, making the Credit due in its entirety:

(a) Failure by the Debtor to pay on the agreed date any amount owed for principal or interest, or any other sum in accordance with this Agreement.

(b) If, with respect to any statement or warranty made by the Debtor in connection with the Credit, it is proven that when made, it was incorrect, false, or misrepresented in any aspect, having a Material Adverse Effect on the normal Commercial Activity of the Debtor.

(c) If the Debtor fails to perform or observe any other term, obligation, commitment, or condition contained in the Credit, which should be fulfilled and/or violates any term or obligation contained in the Financing Documents or any contract of which it is a part, in such a way that such non-compliance has a Material Adverse Effect on the normal Commercial Activity of the Debtor.

(d) The Debtor’s breach of its obligations regarding the use of funds contained in clause 1.3 of this Agreement.

(e) If, by final resolution of a competent judicial or administrative authority, any permit or license obtained by the Debtor is amended or canceled in any way that has a Material Adverse Effect.

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(f) If, by final resolution of a competent authority, the validity or enforceability of this Agreement is successfully challenged, to the detriment of the Creditor, unless it is demonstrated that such challenge is due to causes attributable to the Creditor.

(g) If the Debtor becomes insolvent or admits in writing its inability to pay its debts as they become due, or executes any assignment for the benefit of creditors, or requests or consents to the appointment of any receiver, conservator, trustee, or similar representative for all or a substantial part of its assets, or such receiver, conservator, trustee, or similar representative is appointed, or if any bankruptcy, insolvency, judicial intervention administration, creditor arrangement, dissolution, liquidation, or similar proceedings are instituted against the Debtor under the laws of any jurisdiction and remain in effect for a period of 60 calendar days; or if any judgment, petition, order of attachment, or similar process is issued or enforced against a substantial part of its assets, and such judgment, petition, attachment, or similar process is not lifted or fully secured within 30 calendar days of its issuance.

(h) If a final judgment by a competent authority is issued against the Debtor affecting a significant part of its assets or preventing it from substantially affecting or operating its normal Commercial Activity, causing a Material Adverse Effect.

(i) If a judgment, decree, or mandate is issued against the Debtor by a competent authority, preventing it from continuing the operation of a substantial part of its Commercial Activity and causing a Material Adverse Effect.

(j) The occurrence of a Material Adverse Effect on the Debtor.

(k) Failure to pay any social charge, fee, tax, levy, or canon applicable to the Debtor, unless it demonstrates that it is validly and in good faith disputing it before the relevant authority, provided that such non-compliance could give rise to a Material Adverse Effect.

(l) Failure to pay insurance policies, municipal and territorial taxes related to the granted guarantee, provided that such non-compliance could give rise to a Material Adverse Effect, at the discretion of the Creditor.

(m) If any collateral under the Financing Documents is revoked, declared illegal, invalid, unenforceable, ineffective, or void for any reason, without being immediately replaced by another at the request and full satisfaction of the Creditor.

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(n) Debtor’s failure to fulfill its obligation to provide the guarantee on the terms specified in this Agreement, or the lack of cooperation of the Debtor and other obligated parties to perfect such guarantee in accordance with applicable law, (o) The failure to pay stamp duties and taxes as required, or the occurrence of an annotation or encumbrance that hinders or prevents the proper recording of the guarantee granted to the Creditor.

(p) The Debtor’s refusal to provide the Creditor with the information requested by the Creditor, as well as the Debtor’s hindrance or obstruction of inspections ordered by the Creditor in the reasonable exercise of its rights under this Agreement, to verify compliance with the application of the funds from this Credit or the status of the guarantee granted.

Clause 8.2. - Acceleration or Early Maturity and Demandability: The default by the Debtor, the Solidary Guarantor, or the Quotaholder in any of their pecuniary or other obligations stipulated in the Financing Documents shall entitle the Creditor to terminate this Agreement in its entirety, declare the early maturity of the Credit, and proceed with the enforcement of the guarantees established in the third section of this Agreement; all without prejudice to other civil or criminal liabilities that may be claimed against the Debtor, the Solidary Guarantor, or the Quotaholder if they have misled or deceived the Creditor by providing incorrect information or by not expressly disclosing the true economic situation of the Debtor.

Upon agreement of the early maturity of this Agreement, the Debtor shall have a maximum period of 5 Business Days from the notification of the resolution to rectify any non-pecuniary default or repay the outstanding principal of the Credit, plus interest, expenses, and any other legitimate payment owed by the Debtor.

Once the specified period for rectifying any non-pecuniary default or making the payment has elapsed without the Debtor having done so, the Creditor may exercise the corresponding judicial or extrajudicial actions to execute and realize the guarantees granted by the Debtor in favor of the Creditor.

The execution of the guarantees constituted in accordance with the Financing Documents, as well as the initiation of legal actions that may correspond to the Creditor against the Debtor in relation to the Financing Documents, whether judicial or extrajudicial, will be carried out by the Creditor or by the Trustee when expressly instructed to do so.

If a Default Event occurs, the Creditor may, at its discretion, declare this Credit immediately due and payable, along with any outstanding balances owed to the Creditor, together with any other amounts payable under this Agreement, without the need for presentation, demand, lawsuit, protest, or notice of any kind, and exercise all rights granted by law and the Financing Documents, through the procedures to which it is entitled, for all of which the Debtor, the Solidary Guarantor, and the Quotaholder waive their domicile.

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No failure or delay on the part of the Creditor or the Trustee to enforce or exercise any right arising from the Financing Documents shall be construed as a waiver of the rights and faculties that correspond to them in accordance with the Financing Documents and the law. All rights contained in the Financing Documents, and any guarantees offered therein, are cumulative and may be enforced jointly or separately.

Clause 8.3. - Indemnification for Default: The Debtor shall indemnify the Creditor against any expense or loss, including legal costs, expenses, stamp duties required by law, and fees of legal professionals, that the Creditor may have or incur as a result of a Default Event, including, but not limited to, any loss of profits or losses incurred in the liquidation or funding of the Credit or any part thereof. A certification regarding the expenses or losses specified in this clause issued by a reputable international auditing firm shall serve as justification and support for the expenses or losses to be indemnified. The cost of this certification shall be borne by the Debtor.

SECTION NINE

MISCELLANEOUS

Clause 9.1. - Costs and Expenses: All formalization expenses of this Agreement and the guarantees contemplated therein shall be borne by the Debtor, including expenses generated by the place of signature of this Agreement and any other reasonable expense that is a direct consequence of the signing of the guarantees granted for this Credit. Additionally, the Debtor, immediately upon being required by the Creditor, shall pay all sums necessary to reimburse them for charges, costs, stamp duties required by law, and expenses reasonably incurred in the negotiation, preparation, review, closing, preservation, execution, administration, and forced execution of this Agreement, including legal fees and any other professional whose intervention may have been required. In case of a discrepancy regarding the amount of expenses and fees, the certification issued by a reputable international auditing firm, establishing such charges, costs, and expenses, shall be considered as evidence of them and shall be presumed as accurate. The cost of such certification shall be borne by the Debtor.

Clause 9.2. - Absence of Joint Venture. Nothing herein shall constitute or be considered to constitute or create a joint venture and/or partnership or association or accounts in participation between the Debtor and the Creditor. The Creditor does not assume or bear any business risks directly or indirectly related to the Debtor or its business operations.

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Clause 9.3. - Assignment and Participation. The Creditor reserves the right to assign, in whole or in part, its rights in the Financing Documents and all ancillary rights and any other guarantees provided by the Debtor or any contract entered into by it directly or indirectly related to the Credit, without any obligation other than notifying the Debtor of such circumstances. For this purpose, the Creditor is duly authorized by the Debtor to share any credit documentation or financial information of the Debtor with the potential assignee of the Credit. Likewise, the Creditor reserves the right and the option to participate, in whole or in part, in the Credit and all ancillary rights and any other guarantees provided by the Debtor or any contract entered into by it directly or indirectly related to the Credit, with another local or international financial institution. No notification will be required if the Creditor participates, in whole or in part, in the Credit. The Debtor may not assign the rights and/or obligations conferred by this Agreement without the prior written consent of the Creditor.

Clause 9.4. - Invalidity or Partial Nullity. Any provision in the Financing Documents that becomes inoperative, unenforceable, or invalid, in whole or in part, in relation to any part or in any jurisdiction, will not affect the other provisions or their operation, effectiveness, or validity with respect to the rest of the Agreement. In addition, the Parties will negotiate in good faith a substitute provision that, to the extent possible, is: (1) valid and enforceable and (2) fulfills the original commercial purpose, as intended by the Parties in the inapplicable or invalid provision.

Clause 9.5. - Absence of Waivers - Cumulative Rights. No failure, delay, or partial exercise by the Creditor in the exercise of any right under this Agreement shall operate as a waiver or as an impediment or preclusion in relation to any right under the same. All rights and remedies established in the Financing Documents or in any other warranty document are cumulative and may be exercised simultaneously or successively, and do not exclude any other right or remedy established by law.

Clause 9.6. - Survival. All statements and warranties made by the Debtor, the Solidary Guarantor, and the Quotaholder in this Agreement or in the Financing Documents shall survive their execution and continue in full force and effect until the Credit is fully paid, or for an additional period as established in this Agreement.

Clause 9.7. - Modifications, Amendments, and Notarization. This Agreement and the Letter of Conditions contain all agreements between the Parties. All previous negotiations, commitments, stipulations, statements, and agreements, whether oral or written, in connection with the Credit, are merged herein, and in case of contradiction between them, those contained herein shall prevail for all legal purposes Clause 9.7 - Stipulations of the Financing Documents and Their Annexes. This Agreement shall not be modified or amended in any way except by another written agreement executed by the Parties with the same formalities as this Agreement. Either of the Parties may notarize or request the recordation of the date of this Agreement without the need for the other party’s appearance, with the interested party bearing the expenses that such an act may entail.

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Clause 9.8. - Fiscal Valuation. For tax purposes, this Agreement is estimated at the sum of forty-five million five hundred thousand dollars (US$45,500,000.00).

Clause 9.9. - Notifications. All communications under this Agreement shall be made in writing and sent or delivered by hand with proof of receipt to each of the contracting Parties at the addresses indicated at the beginning of this Agreement. The Parties agree that if that place becomes inaccurate or nonexistent, or if that address is modified and not communicated in writing to all Parties, any notification made to the indicated address shall be deemed notified upon delivery of the notification to the address indicated here.

Clause 9.10. - Applicable Law and Jurisdiction, Arbitration Agreement. This Agreement and any other annexed document shall be governed, interpreted, and enforced in accordance with the laws of the Republic of Costa Rica. With the exception of the enforcement of the guarantees provided by the Debtor in the third section of this Agreement and the Financing Documents, any other disputes, differences, disputes, or claims that may arise from this Agreement or the business and subject matter to which it refers, its execution, breach, interpretation, or validity, shall be resolved through arbitration of law and in accordance with the procedures established in the regulations of the Center for Conciliation and Arbitration (CCA) of the Chamber of Commerce of Costa Rica, to whose procedural rules the Parties voluntarily and unconditionally submit. In accordance with Articles 41 and 43 of the Political Constitution of Costa Rica, the Parties expressly waive ordinary jurisdiction and agree to resolve the conflict according to the following procedure: The conflict will be elucidated in accordance with the substantive law of the Republic of Costa Rica. The place of arbitration will be the CCA in San José, Republic of Costa Rica. The arbitration will be resolved by an arbitration tribunal composed of three (3) arbitrators. The arbitrators will be appointed in accordance with Articles 26 to 30, as applicable, all of these under the Law of Alternative Dispute Resolution and Promotion of Social Peace. In the absence of timely designation by one or more of the Parties, they will be appointed by the center according to its regulations. If at the time the conflict is to be resolved, the CCA is not providing the aforementioned services, the conflict will be resolved through an arbitration process conducted in accordance with the alternative dispute resolution laws in force in the Republic of Costa Rica at the respective time. Likewise, and without prejudice to the foregoing, it is clear and understood for all Parties that the executive titles stating the debtor’s credit obligations may be executed through judicial or extrajudicial means as appropriate.

In witness whereof, we sign on the following page in 2 originals of equal tenor and legal value in the City of San José, Republic of Costa Rica, on the 7th day of June 2021.

[Signatures]

[Signatures]

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Annex Number 1

	Stage 1				Stage 2
Building Data	Infra	300 Building	200 Building	100 Building	Infra	600 Building	400 Building	500 Building	Total
Direct Cost ($000’s)	10.461	7.775	6.224	4.276	3.665	5.625	6.267	5.480	49.773
Accumulated quotaholders contributions	941	1.618	2.147	2.510	2.807	3.263	3.777	4.270
Cumulated Debt	9.520	16.618	22.313	26.226	29.594	34.763	40.516	45.503
% Total Debt	19%	33%	45%	53%	59%	70%	81%	91%

The figures indicated are for reference purposes only, considering that the maximum amount to be disbursed may not exceed 91% of the direct project costs or 91% of the final budget duly validated by experts to the satisfaction of the Bank, whichever is less. The same basis will apply to calculate the 9% contribution for each tract to be constructed.

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